FOR IMMEDIATE RELEASE

Media Contact:

Leigh White

leigh.white@brightspringhealth.com

502.630.7412

BrightSpring Health Services, Inc. Welcomes Dr. Steve Miller to Board of Directors

Louisville, Ky., September 30, 2024 — BrightSpring Health Services (“BrightSpring” or “the Company”) (NASDAQ: BTSG), a leading provider of home- and community-based health services for complex populations, today announced that Dr. Steve Miller was appointed as a Class II member of the Board of Directors. Dr. Miller will also serve as a member of the Board’s Audit Committee and as the chair of the Board’s Quality & Compliance and Governance Committee.

As a nationally recognized advocate for greater access, affordability, and excellence in healthcare, Dr. Miller brings decades of experience to the Company as a medical researcher, clinician, and administrator across numerous healthcare settings and arenas.

Dr. Miller served as the Chief Clinical Officer for Cigna from 2018 to 2022, transitioning to an expert advisor role in 2022 for Cigna’s efforts across clinical policy, quality, and performance programs. Previously, Dr Miller was the Chief Medical Officer at Express Scripts from 2005 to 2018 and the Chief Medical Officer at Barnes-Jewish Hospital from 1999 to 2005. He is currently the Chief Medical Officer at MediBeacon, a medical technology company specializing in fluorescent tracer agents and transdermal measurement.

“We are excited to welcome Dr. Steve Miller, as a thought leader in healthcare, to our board,” said BrightSpring President and CEO Jon Rousseau. “Steve brings decades of experience as a clinical leader in the field, along with unique insights into drivers of patient success, from the lens of a clinician, medical administrator, and researcher. Dr. Miller will be a valued voice as we continue to work to create better solutions for patients and address challenging needs in healthcare.”

“I’m honored to join BrightSpring as a new Board member to help them succeed in their mission to better the lives of patients and communities,” said Dr. Steve Miller. “It has long been my focus to make a difference in healthcare. I believe my years of service as a clinician and researcher will bring a unique perspective to further drive innovation and success in the future, for BrightSpring, patients, and other key stakeholders in healthcare.”

Throughout his career, Dr. Miller has received countless awards and honors for his work, including the American Heart Association Scholar in Residence, the American Heart Association Clinician-Scientist Award, the Central Society for Clinical Research’s Young Investigator Award, Marquis Who’s Who in Medicine and Healthcare, the Olin School of Business Distinguished Alumni Award, and the Washington University Distinguished Alumni Award.

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About BrightSpring Health Services

BrightSpring Health Services provides complementary and integrated home- and community-based pharmacy and health solutions for complex populations in need of specialized and/or chronic care. Through the Company’s service lines, including pharmacy, home health care and primary care, and rehabilitation and behavioral health, we provide comprehensive care and clinical solutions in all 50 states to over 400,000 customers, clients and patients daily.